EXHIBIT 99.1

August 5, 2010

Re: 2010 Annual Shareholder Meeting
Dear Seattle Bank Members,
We were pleased that so many of you were able to attend the Federal Home Loan Bank of Seattle (Seattle Bank) 2010 Annual Shareholder Meeting, either in person or via webcast, on Friday, July 30. The meeting format was new for us, and we appreciate the positive comments we've received from a number of the participants. The purpose of this Member News is to provide all of our shareholders with a brief summary of the presentation and the question and answer discussion at the meeting.
We also take this opportunity to announce an upcoming change to our senior management team. John McMurray, who served as a consultant to the Seattle Bank from late 2008 until becoming the bank's chief risk officer in May 2009, has accepted a position with another firm. John has played an important role at the Seattle Bank as we have worked to address the credit and market risks that have stemmed from the economic downturn and its impact on our investments in private-label mortgage-backed securities (MBS). We appreciate his valuable contribution to the cooperative and wish him the best in his new position.
2010 Annual Shareholder Meeting Summary
Seattle Bank Chairman of the Board William V. Humphreys opened our 2010 Annual Shareholder Meeting with a discussion of the financial, accounting, and regulatory challenges stemming from the current economic environment and their effects on the Seattle Bank cooperative. His remarks were followed by my review of our first and second quarter 2010 results, and we ended the meeting with a question and answer session.
As announced in our preliminary operating highlights for the second quarter of 2010, the Seattle Bank reported $8.2 million in earnings, bringing our year-to-date net income to $14.3 million. We are encouraged by these results, which follow on the heels of a very challenging 2009. As Chairman Humphreys discussed, the decline in our overall economy and in the U.S. housing market, which continued throughout 2009, has had a very adverse effect on the market values of our investments in private-label MBS. This, in turn, has resulted in our need to classify certain of these securities as other-than-temporarily impaired (OTTI). The accounting for these instruments has presented a challenge as well, requiring that we record, in current-period earnings, losses projected to occur over the lives of these securities. This accounting treatment has had a very different effect on our earnings and capital than if we were allowed to recognize those losses as they are projected to occur and, along with the declining values of our private-label MBS, was a key driver of our $161.6 million net loss in 2009.
The declining market values of these securities also affected our risk-based capital, and we failed to meet this regulatory capital requirement as of December 31, 2008, and March 31 and June 30, 2009. As a result, the Federal Housing Finance Agency (Finance Agency), classified the bank as undercapitalized.
We have complied with all of our regulatory capital requirements since September 30, 2009, exceeding our risk-based capital requirement by $681.7 million as of June 30, 2010. At the end of the second quarter of 2010, we also held $1.1 billion of total capital and $2.9 billion of regulatory capital. Because we continue to be classified as undercapitalized, however, we are restricted from redeeming or repurchasing capital stock, and we have been required to submit a capital restoration plan to the Finance Agency.
The depressed economy has also affected our members, who, in their efforts to build their capital reserves and improve their capital ratios, have reduced their asset balances. In addition, many of our members have had less need for liquidity, as they have experienced reductions in loan demand and increases in retail deposits. Industry consolidation and the failure of certain members in our district, combined with these other factors, have resulted in a decline in the Seattle Bank's advances outstanding.
We returned to profitability in the first quarter of 2010, reporting $6.1 million of earnings. We had a profitable second quarter, as well, with $8.2 million in earnings, bringing our year-to-date net income to $14.3 million. We are encouraged by these results, but as we all know, many of the conditions that led to our 2009 net loss remain. Based on current estimates, we have recorded all of the OTTI we expect to take, but our private-label MBS investments are subject to the ongoing effects of a housing market that is going to take some time to recover, and we may experience some additional OTTI.
Unfortunately, many of the loans underlying our private-label MBS do not appear to have the characteristics described in the sales prospectuses, and in December 2009, we filed a number of lawsuits against the dealers that sold us the securities. We expect that it will be some time before we have resolution on these lawsuits, but we continue working to protect our members' collective rights with respect to these investments.
Although these are challenging and uncertain times, we are working to identify and mitigate our risks, to increase our operational efficiencies, and to grow our profitability and our capital. At the request of the Finance Agency, we are preparing a supplement to our capital restoration plan, with a specific strategy that will allow us to redeem and repurchase our members' capital stock. We are working on that supplement, which we plan to submit by August 16, 2010. Based on the Finance Agency's response, we will implement an approved strategy with the goal of restoring our classification to adequately capitalized and enabling us to repurchase and redeem capital stock.
Foremost, we are focused on our mission: providing liquidity and funding to support your businesses and the communities you serve. Your responses to our recent member CFO survey confirm that ready access to contingent liquidity is mission critical to your businesses, and that you rely on your Seattle Bank cooperative as a primary resource for that funding. We continue to manage our business to ensure that we have ample liquidity and capital to meet your funding needs.

We have prepared and invite you to read the brief Q&A accompanying this Member News, which includes answers to the questions posed at our annual shareholder meeting. We will provide additional information regarding our financial results in our Second Quarter 2010 Form 10-Q, which we expect to file on or around August 10. Again, we appreciate your participation at our annual meeting, and your continued support of the Seattle Bank cooperative. Please feel free to contact me or any member of our senior management team with any questions or comments.
Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono
President and Chief Executive Officer

2010 Annual Shareholder Meeting
Question and Answer Summary
August 5, 2010
The Federal Home Loan Bank of Seattle (Seattle Bank) held its 2010 Annual Shareholder Meeting in Seattle, Washington, on July 30, 2010. The following are questions asked by Seattle Bank members during the Annual Shareholder Meeting and summary responses provided by Chairman of the Board William V. Humphreys and President and Chief Executive Officer Richard M. Riccobono. The responses have been edited for purposes of brevity and clarity.

Q: During the second quarter of 2010, there was a large swing in the Seattle Bank's income from derivatives and hedging activity. What instruments are you using to realize those types of gains?
A: The derivative instruments we use are primarily interest-rate swaps. The FHLBanks fund their advances through the issuance of consolidated obligations in the capital markets. To manage the interest-rate risk associated with these fixed-rate and sometimes option-based instruments, we enter into contracts to swap the fixed-rate cash flows and/or options features in the advances or consolidated obligations to a LIBOR-based index.
Q: So basically, if rates go the other way, are you protected?
A: That is our goal. In the second quarter of 2010, we had a significant improvement in our income from derivatives and hedging activities. FHLBanks hedge their advances and consolidated obligations and may realize large gains or losses on their derivative and hedging activities. These gains and losses are simply a reflection of the changes in interest rates and their effects on the balance sheet items they hedge.
Q: Has your regulator established a capital level that you must achieve in order for your capital status to be changed?
A: They have not. As a result of our undercapitalized status, we submitted a capital restoration plan, which the Federal Housing Finance Agency (Finance Agency) deemed complete but did not approve, in January 2010. The Finance Agency has asked us to submit a supplement to our capital restoration plan, in the form of a business plan with a specific strategy that will allow us to redeem and repurchase our members' capital stock. We are working on that supplement, which we plan to submit by August 16, 2010. Based on the Finance Agency's response, we will implement an approved strategy with the goal of restoring our classification to adequately capitalized and enabling us to repurchase and redeem capital stock.
Q: The Seattle Bank has had to take some very significant other-than-temporary impairment charges on its private-label mortgage-backed securities (MBS). What is the level of actual defaults you've seen on these securities?
A: Through the end of the second quarter of this year, we have recognized a total of $386.3 million of credit losses on private-label MBS. Only one of the securities in our portfolio has suffered an actual cash loss, which, in total, amounted to $547,000 as of June 30, 2010. We impaired this bond in 2008 for qualitative as opposed to quantitative reasons. The model we used at that time did not project any cash losses on this bond, but because the originator and servicer of the bond filed bankruptcy, we believed it was going to suffer some losses and decided to impair it. We expect that there will be additional cash losses on the securities we've impaired as we go forward, but the credit enhancements we put in place have so far protected us.
Q: Is the decline of your OTTI due to the effect of market prices or to the decline in your private-label MBS holdings?
A: The Seattle Bank recorded $46.8 million and $66.4 million of additional credit losses on its private-label MBS for the three and six months ended June 30, 2010, compared to losses of $61.8 million and $133.4 million for the same periods in 2009. Non-credit OTTI charges, which are recorded in accumulated other comprehensive loss (AOCL) on the bank's statement of condition, totaled $41.2 million and $78.8 million for the three and six months ended June 30, 2010, compared to $198.2 million and $1.0 billion for the same periods in 2009.
 Several factors have contributed to the decline in our OTTI year-over-year. The primary reason, of course, is that that on a quarterly basis, we record the present value of the full amount of OTTI that we expect to incur over the entire remaining life of our private-label MBS. We have continued to record additional OTTI on a quarterly basis largely due to the fact that we have updated the assumptions we use to project the cash flows from these securities based on their past performance. These include assumptions regarding mortgage delinquencies and defaults, severity of losses, interest rates, and the home price index, among others. Secondly, the decline in the balance of the securities in our portfolio has paid down substantially. In September 2008, our total investment in private-label MBS was about $6.0 billion, which has since declined to approximately $4.5 billion.
Q: The Seattle Bank sustained a reduction in size of its balance sheet. Do you have any views on where the balance sheet is heading, size-wise or complexion-wise?
A: Yes, as we have reported, our advance balances are shrinking, primarily because our members currently do not have a need for funding for various reasons. We believe this is a reflection of a downturn in a larger economic cycle. With this downturn, there's a good deal of liquidity in the system, but we expect that will change as the economy grows and our members start utilizing their liquidity and need additional advances to support growth. We want to be well-positioned for that, and we believe that we are positioned very well right now. In the interim, we expect to see some further decline in the size of our balance sheet, which will require that we continue to conscientiously manage our expenses over time.
Q.  How much time will it take to hear from the Finance Agency regarding the capital restoration plan?
A. We don't know. We've been working closely with the Finance Agency as we've been developing our capital restoration plan and sharing our work as we go. We plan to deliver our plan by August 16. We believe that the Finance Agency will respond as quickly as possible, but it is reasonable to allow sufficient time for a thorough review of the supplemental information we will be providing.
Q. Can you envision a scenario where a member institution's capital would have to be impaired by any amount? If so, what would that amount be?
A: In preparing the business supplement to our capital restoration plan, we have evaluated a broad range of strategies to determine how best to position ourselves to begin repurchasing and redeeming our members' stock. Some of these strategies could or would likely result in stock impairment, but that situation is counter to our goal. Avoiding impairment has been the primary criterion in our evaluation of the strategies we have examined. Our board and management are committed to protecting our members' investments in the cooperative, and in all of our actions and conversations, we are focused on achieving that goal. Of course, as an ongoing enterprise, there will always be risks that could result in unforeseen losses. As an example, if for any reason, the U.S. government failed to honor its guarantee of TLGP bonds in a default situation, the Seattle Bank could sustain significant losses.
Q: How is the Seattle Bank going to position itself with regard to the GSE reform dialogue?
A:  Clearly, the primary focus of the GSE reform debate will be on Fannie Mae and Freddie Mac and the problems they have faced. One of the challenges for the FHLBanks will be to distinguish their mission from that of Fannie Mae and Freddie Mac. Although we are all housing GSEs, there are some fundamental differences in our business models and in our situations. While our regulator placed Fannie Mae and Freddie Mac under conservatorship due to their business challenges, the FHLBanks have required no government assistance and have continued to perform their function very well even in these tough economic times. As cooperative institutions, the FHLBanks will look to their members for support in advocating for the FHLBank System throughout this process.

This document contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including among others, actions relating to the capital restoration plan and the Seattle Bank's ability to redeem or repurchase members' capital stock, may differ materially from that expected or implied in forward-looking statements, because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), the Seattle Bank's ability to meet adequate capital levels, regulatory and legislative actions and approvals (including those of the Finance Agency), accounting adjustments or requirements (including changes in assumptions and estimates used in our financial models), business and capital plan adjustments and amendments, demand for advances, changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's 2009 annual report on Form 10-K filed with the SEC and subsequent 10-Q filings. The Seattle Bank does not undertake to update any forward-looking statements made in this document.

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